Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 10,628,606,249.75	0.0001381	$ 1,467,810.52
Fees Previously Paid
	Total Transaction Valuation:	$ 10,628,606,249.75
	Total Fees Due for Filing:			$ 1,467,810.52
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,467,810.52
Offering Note
[1]	* Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated as the sum of: (i) 73,899,592 issued and outstanding shares of Class A Common Stock, par value $0.0001 per share (the "Class A Shares") of Nuvalent, Inc. ("Nuvalent"), multiplied by the offer price of $124.00 per Share (the "Offer Consideration"); (ii) 5,435,254 issued and outstanding shares of Class B Common Stock, par value $0.0001 per share (the "Class B Shares" and, together with the Class A Shares, the "Shares"), of Nuvalent, multiplied by the Offer Consideration; (iii) the net Offer Consideration for 7,759,025 Shares subject to outstanding stock options of Nuvalent ("Nuvalent Options") with an exercise price per Share that is less than the Offer Consideration (which is calculated by multiplying the number of Shares underlying such Nuvalent Options by $77.43, which is the difference between the Offer Consideration and $46.57, the weighted average exercise price of such Nuvalent Options); (iv) 1,174,483 Shares subject to (or deliverable under) outstanding restricted stock units of Nuvalent that are subject solely to time-based vesting, multiplied by the Offer Consideration; and (v) 360,227 Shares subject to (or deliverable under) outstanding restricted stock units of Nuvalent that are subject to time- and performance-based vesting, multiplied by the Offer Consideration. The calculation of the filing fee is based on information provided by Nuvalent as of June 17, 2026, a specified date within five business days prior to the date of this Tender Offer Statement on Schedule TO. ** The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2026, effective October 1, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources